Exhibit 99.1

NYSE: MMP

Date:	May 4, 2023

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Increased First-Quarter 2023 Earnings,
Raises 2023 Annual Guidance

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $274 million for first quarter 2023, compared to $166 million for first quarter 2022. The increase in current year net income was largely driven by higher profits from our commodity-related activities in part due to favorable mark-to-market (“MTM”) adjustments for related hedge positions, as well as overall improved financial results from our core fee-based transportation and terminals activities.
Diluted net income per common unit was $1.34 in first quarter 2023 and 78 cents in first quarter 2022. Diluted net income per unit excluding MTM commodity-related pricing adjustments, a non-generally accepted accounting principles (“non-GAAP”) financial measure, was $1.32 for first quarter 2023. These results exceeded the $1.20 guidance provided by management in early February primarily due to a higher-than-expected contribution from our commodity-related activities, which benefited from improved sales prices as a result of favorable location differentials as well as additional blending volumes during the quarter.
Distributable cash flow (“DCF”), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $313 million for first quarter 2023, compared to $265 million for first quarter 2022. Free cash flow (“FCF”), a non-GAAP financial measure that represents the amount of cash available for distributions, additional expansion capital opportunities, equity repurchases, debt reduction or other partnership uses, was $281 million during first quarter 2023, versus $240 million during first quarter 2022.
“Magellan began 2023 with strong financial results that exceeded our initial expectations, resulting from an improved pricing environment that benefited our commodity-related activities and continued solid demand for our transportation and terminals services,” said Aaron Milford, chief executive officer. “Our overall financial forecast for the full year has also strengthened, supported by our healthy first-quarter results as well as our updated outlook on mid-year tariff adjustments for our refined products pipeline system.”
Milford continued, “Magellan remains committed to safely and reliably moving the essential fuels critical to our nation and the world, while maximizing long-term investor value.”

An analysis by segment comparing first quarter 2023 to first quarter 2022 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before depreciation, amortization and impairment expense and general and administrative (“G&A”) expense.
Refined products. Refined products operating margin was $337 million, an increase of $101 million. In addition to benefiting from the impact of MTM adjustments for futures contracts used to hedge our commodity-related activities in the current quarter, financial results from this segment’s core fee-based transportation and terminals activities and from realized product margins also increased between periods.
Transportation and terminals revenue increased $23 million primarily due to higher average transportation rates. The higher rates were largely driven by our 6% average mid-year 2022 tariff increase as well as a higher proportion of long-haul shipments, which move at higher rates, as customers took advantage of the extensive connectivity of our pipeline system to overcome various supply disruptions in the Midcontinent and West Texas regions of the U.S. in the current period. Decreased transportation volumes mainly resulted from lower shipments on our South Texas pipeline segment due to third-party supply disruptions during the quarter. Excluding these lower-rate South Texas shipments, transportation volumes were essentially flat between periods.
Operating expenses increased $7 million primarily due to less favorable product overages (which reduce operating expenses) and higher compensation costs in the current quarter.
Earnings of non-controlled entities increased $10 million primarily due to higher earnings from our Powder Springs joint venture, resulting from incremental sales volumes and blending margins as well as unrealized gains on futures contracts in the current period versus losses in the prior year.
Product margin, which is the same as the GAAP measure gross margin, increased $71 million primarily due to improved realized margins and higher sales volumes on our gas liquids blending activities as well as the recognition of unrealized gains on futures contracts in the current period versus losses in the prior year.
Other operating income was $6 million favorable primarily due to the sale of air emission credits in the current period.
Crude oil. Crude oil operating margin was $109 million, an increase of $6 million. Transportation and terminals revenue increased $10 million primarily due to higher overall transportation volumes on our Houston distribution system, which move at a lower average rate, and an increase in dock fee revenue related to higher throughput in the current period.
Operating expenses increased $3 million primarily due to higher integrity spending related to the timing of maintenance work and higher rental costs for incremental capacity necessary to access more volume.
Earnings of non-controlled entities decreased $19 million primarily due to decreased contributions from the BridgeTex pipeline as a result of lower volumes from committed shippers and less deficiency revenue recognized in the current period.
Product margin was $16 million favorable due to higher contributions from crude oil marketing activities as well as unrealized gains on futures contracts in the current period versus losses in the prior year.
Other items. G&A expense decreased slightly as lower expenses related to the 2022 retirement of our former chief executive officer were mostly offset by higher compensation and increased technology costs in the first quarter of 2023.

Net interest expense decreased slightly between periods. As of March 31, 2023, Magellan had $5.0 billion of debt outstanding and $7 million of cash on hand, with no borrowings outstanding on our commercial paper program.

Capital allocation
Magellan remains focused on maximizing long-term value for our investors through a disciplined combination of capital investments, cash distributions and equity repurchases.
We currently expect expansion capital spending to be approximately $120 million in 2023 and $40 million in 2024 to complete projects already committed, including a new investment to add enhanced rail capabilities for our refined products terminal near Denver, Colorado. Magellan continues to make significant progress on the 30,000 barrel per day (“bpd”) expansion of our refined products pipeline to El Paso, Texas, with pipe and tank construction begun and an early 2024 start-up still expected. As previously projected, the incremental 5,000 bpd expansion of our refined products pipeline from Kansas to Colorado became operational in March 2023.
Management continues to assess additional capital investments to create future value for investors, while maintaining Magellan’s long-standing commitment to capital discipline.
During first quarter 2023, Magellan repurchased 1.2 million of our common units for $64 million, resulting in total repurchases of 27.2 million units for nearly $1.34 billion since 2020 under our $1.5 billion repurchase program, representing a 12% reduction in units outstanding. The timing, price and quantity of potential future equity repurchases will depend on a number of factors including expected expansion capital spending, excess cash available, balance sheet metrics, legal and regulatory requirements, market conditions and the trading price of our common units.

Financial guidance for 2023
Magellan is increasing our annual DCF guidance by $40 million to $1.22 billion for 2023 to reflect higher-than-expected performance during first quarter and our latest outlook for refined products transportation rates. While management continues to evaluate upcoming mid-year changes to our tariffs, we currently expect to increase our refined products rates by an all-in average of approximately 11% on July 1, 2023, based on our recent market analyses.
Assuming the current 202.1 million units outstanding, targeted annual distribution growth of 1% per unit and updated annual DCF guidance, Magellan’s distribution coverage is expected to be more than 1.4 times the amount needed to pay cash distributions declared for 2023. FCF is projected to be $1.1 billion for full-year 2023, or $250 million after distributions.
Based on actual first-quarter results and current number of units outstanding, net income per unit is now estimated to be $4.95 for 2023, with second-quarter guidance of $1.10 per unit. Guidance excludes future MTM adjustments on our commodity-related activities.
Management continues to expect that FCF after distributions will generally be used to repurchase equity (subject to the considerations noted in “Capital allocation” above) and targets annual distribution coverage of at least 1.2 times for the foreseeable future. Our 2023 DCF guidance of $1.22 billion would represent an increase of 17% over the $1.044 billion DCF we generated in 2020, the year we initiated unit repurchases. Assuming no additional repurchases in 2023, DCF per unit would equate to approximately $6.03 per unit for 2023, an increase of nearly 30% versus 2020.

Earnings call details
Management will discuss first-quarter 2023 financial results and outlook for the remainder of the year during a conference call at 1:30 p.m. Eastern today. Participants are encouraged to listen to the call via Magellan’s website at www.magellanlp.com/investors/webcasts.aspx. In addition, a limited number of phone lines will be available at
(800) 768-3232, conference code 22026602.
A replay of the audio webcast will be available for at least 30 days at www.magellanlp.com.

Non-GAAP financial measures
We believe that investors benefit from having access to the same financial measures utilized by our management. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, adjusted EBITDA, DCF, FCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by Magellan.
Operating margin reflects operating profit before depreciation, amortization and impairment expense and G&A expense. This measure forms the basis of our internal financial reporting and is used by management to evaluate the economic performance of our operations.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of a company.
DCF is important in determining the amount of cash generated from our operations, after maintenance capital spending, that is available for distribution to our unitholders. Management uses this performance measure as a basis for recommending to our board of directors the amount of cash distributions to be paid to our investors and for determining the payout for performance-based awards issued under our equity-based incentive plan.
FCF is a financial metric used by many investors and others in the financial community to measure the amount of cash generated by a company after considering all investing activities, including both maintenance and expansion capital spending, as well as proceeds from divestitures. Management believes FCF is important to the financial community as it reflects the amount of cash available for distributions, additional expansion capital opportunities, equity repurchases, debt reduction or other partnership uses.
Reconciliations of operating margin to operating profit, adjusted EBITDA, DCF and FCF to net income and FCF to net cash provided by operating activities accompany this news release.
We use exchange-traded futures contracts to hedge against price changes of petroleum products associated with our commodity-related activities. Most of these futures contracts are not designated as hedges for accounting purposes. However, because these futures contracts are generally effective at hedging price changes, management believes our profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Since the non-GAAP measures presented in this news release include adjustments specific to us, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. Magellan owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Forward-looking statements can be identified by words and phrases such as: remains, continued, maintaining, committed, expect, projected, future, forecast, outlook, targeted, assuming, guidance, estimated, would, will, foreseeable, focused, new, commitment, upcoming and similar references to future periods. Although management believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Among the key risk factors that may have a direct impact on Magellan’s results of operations and financial condition are: impacts from inflation; changes in supply, price or demand for refined petroleum products, crude oil and natural gas liquids, or for transportation, storage, blending or processing of those commodities through our facilities; changes in laws and regulations applicable to us; changes in government incentives or initiatives that negatively impact us or positively impact competitive alternatives; changes in our tariff rates or other terms as required by state or federal regulatory authorities; reductions of hydrocarbon production or cutbacks at refineries or at other businesses that use or supply our services; changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to our terminals, pipelines or other facilities; the occurrence of operational hazards or unforeseen interruptions; the treatment of us as a corporation for federal or state income tax purposes or us becoming subject to significant forms of other taxation; changes in our capital needs, cash flows or availability of cash to fund unit repurchases or distributions; and failure of customers or vendors to meet or continue contractual obligations to us. Additional factors that could lead to material changes in performance are described in Magellan's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2022 and subsequent reports on Forms 8-K. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by Magellan in this news release are based only on information currently known, and we undertake no obligation to revise our forward-looking statements to reflect future events or circumstances.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per unit amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2022	2023
Transportation and terminals revenue	$422.9	$454.1
Product sales revenue	246.1	410.1
Affiliate management fee revenue	5.7	5.5
Total revenue	674.7	869.7
Costs and expenses:
Operating	124.2	133.9
Cost of product sales	243.4	320.1
Depreciation, amortization and impairment	57.7	55.8
General and administrative	62.8	60.4
Total costs and expenses	488.1	570.2
Other operating income (expense)	(2.0)	5.8
Earnings of non-controlled entities	35.4	26.2
Operating profit	220.0	331.5
Interest expense	57.3	57.7
Interest capitalized	(0.4)	(0.6)
Interest income	(0.1)	(1.0)
Gain on disposition of assets	(0.2)	—
Other (income) expense	0.6	0.6
Income from continuing operations before provision for income taxes	162.8	274.8
Provision for income taxes	0.8	0.9
Income from continuing operations	162.0	273.9
Income from discontinued operations	3.5	—
Net income	$165.5	$273.9

Earnings per common unit
Basic and diluted:
Continuing operations	$0.76	$1.34
Discontinued operations	0.02	—
Net income per common unit	$0.78	$1.34
Weighted average number of common units outstanding	212.9	204.0

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended
	March 31,
	2022	2023
Refined products:
Transportation revenue per barrel shipped	$1.635	$1.864
Volume shipped (million barrels):
Gasoline	75.6	68.5
Distillates	47.6	46.9
Aviation fuel	7.4	8.8
Liquefied petroleum gases	0.6	—
Total volume shipped	131.2	124.2

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped(1)	$0.843	$0.604
Volume shipped (million barrels)(1)	41.9	64.1
Terminal average utilization (million barrels per month)	25.2	23.4
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(2)	25.5	12.8
Saddlehorn - volume shipped (million barrels)(2)	20.0	21.8

(1) Includes shipments related to our crude oil marketing activities.
(2) These volumes reflect the total shipments for these joint venture pipelines, which are owned 30% by us.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2022	2023
Refined products:
Transportation and terminals revenue	$309.5	$332.0
Affiliate management fee revenue	1.8	1.6
Other operating income (expense)	0.1	5.8
Earnings of non-controlled entities	3.7	13.6
Less: Operating expenses	88.2	95.6
Transportation and terminals margin	226.9	257.4
Product sales revenue	241.6	386.5
Less: Cost of product sales	233.1	307.1
Product margin	8.5	79.4
Operating margin	$235.4	$336.8

Crude oil:
Transportation and terminals revenue	$114.7	$124.3
Affiliate management fee revenue	3.9	3.9
Other operating income (expense)	(2.1)	—
Earnings of non-controlled entities	31.7	12.6
Less: Operating expenses	38.8	42.1
Transportation and terminals margin	109.4	98.7
Product sales revenue	4.5	23.6
Less: Cost of product sales	10.3	13.0
Product margin	(5.8)	10.6
Operating margin	$103.6	$109.3

Segment operating margin	$339.0	$446.1
Add: Allocated corporate depreciation costs	1.5	1.6
Total operating margin	340.5	447.7
Less:
Depreciation, amortization and impairment expense	57.7	55.8
General and administrative expense	62.8	60.4
Total operating profit	$220.0	$331.5
Interest expense (net of interest income and interest capitalized)	56.8	56.1
Gain on disposition of assets	(0.2)	—
Other (income) expense	0.6	0.6
Income from continuing operations before provision for income taxes	$162.8	$274.8

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER COMMON UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in millions except per unit amounts)

	Three Months Ended
	March 31, 2023
	Net Income	Basic Net Income Per Common Unit	Diluted Net Income Per Common Unit
As reported	$273.9	$1.34	$1.34
Commodity-related adjustments associated with future transactions(1)	(4.7)
Excluding commodity-related adjustments	$269.2	$1.32	$1.32

Weighted average number of common units outstanding		204.0	204.0

(1) Includes our net share of commodity-related adjustments for our non-controlled entities. Please see Distributable Cash Flow and Free Cash Flow Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW AND FREE CASH FLOW
RECONCILIATION TO NET INCOME
(Unaudited, in millions)

	Three Months Ended
	March 31,		2023 Guidance
	2022	2023

Net income	$165.5	$273.9	$1,000.0
Interest expense, net	56.8	56.1	225.0
Depreciation, amortization and impairment(1)	57.7	56.4	232.0
Equity-based incentive compensation(2)	5.5	(3.5)	15.0
Gain on disposition of assets(3)	(0.2)	—	—
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future transactions(4)	56.7	(0.6)
Derivative gains (losses) recognized in previous periods associated with transactions completed in the period(4)	(11.2)	(5.8)
Inventory valuation adjustments(5)	2.8	(6.4)
Total commodity-related adjustments	48.3	(12.8)	(5.0)
Distributions from operations of non-controlled entities in excess of earnings	3.0	11.9	64.0
Adjusted EBITDA	336.6	382.0	1,531.0
Interest expense, net, excluding debt issuance cost amortization	(56.0)	(55.2)	(221.0)
Maintenance capital(6)	(15.2)	(14.2)	(90.0)
Distributable cash flow	$265.4	$312.6	$1,220.0
Expansion capital(7)	(26.1)	(32.0)	(120.0)
Proceeds from disposition of assets(3)	0.2	—	—
Free cash flow	$239.5	$280.6	$1,100.0
Distributions paid(8)	(220.6)	(213.0)	(850.0)
Free cash flow after distributions	$18.9	$67.6	$250.0

(1)    Depreciation, amortization and impairment expense is excluded from DCF to the extent it represents a non-cash expense.
(2)    Because we intend to satisfy vesting of unit awards under our equity-based long-term incentive compensation plan with the issuance of common units, expenses related to this plan generally are deemed non-cash and excluded for DCF purposes. The amounts above have been reduced by cash payments associated with the plan, which are primarily related to tax withholdings.
(3)    Gains on disposition of assets are excluded from DCF to the extent they are not related to our ongoing operations, while proceeds from disposition of assets exclude the related gains to the extent they are already included in our calculation of DCF.
(4)    Certain derivatives have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income. We exclude the net impact of these derivatives from our determination of DCF until the transactions are settled and, where applicable, the related products are sold.
(5)    We adjust DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when we sell or purchase the related products, we recognize these valuation adjustments in DCF.
(6)    Maintenance capital expenditures maintain our existing assets and do not generate incremental DCF (i.e. incremental returns to our unitholders). For this reason, we deduct maintenance capital expenditures to determine DCF.
(7) Includes additions to property, plant and equipment (excluding maintenance capital and capital-related changes in current liabilities), acquisitions and investments in non-controlled entities, net of distributions from returns of investments in non-controlled entities and deposits from undivided joint interest third parties.
(8) We paid cash distributions of $1.0375 and $1.0475 per unit during first quarter 2022 and 2023, respectively. Distributions paid declined between years because of lower units outstanding as a result of our equity repurchase program, with 212.6 million and 203.3 million units eligible for distributions during the respective periods.

MAGELLAN MIDSTREAM PARTNERS, L.P.
FREE CASH FLOW RECONCILIATION TO NET CASH PROVIDED
BY OPERATING ACTIVITIES
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2022	2023
Net cash provided by operating activities	$100.4	$351.5
Changes in operating assets and liabilities	145.5	(2.5)
Net cash provided (used) by investing activities	(46.6)	(44.0)
Payments associated with settlement of equity-based incentive compensation	(8.9)	(9.9)
Settlement cost, amortization of prior service credit and actuarial loss	(1.2)	(0.4)
Changes in accrued capital items	5.5	(2.2)
Commodity-related adjustments(1)	48.3	(12.8)
Other	(3.5)	0.9
Free cash flow	$239.5	$280.6
Distributions paid	(220.6)	(213.0)
Free cash flow after distributions	$18.9	$67.6

(1) Please refer to the preceding table for a description of these commodity-related adjustments.